Exhibit 99.1

National CineMedia, Inc. Reports Results for

Fiscal Third Quarter 2013

~ Reaffirms Full Year 2013 Outlook ~

~ Announces Quarterly Cash Dividend ~

Centennial, CO – October 30, 2013 – National CineMedia, Inc. (NASDAQ: NCMI) (the Company), the managing member and owner of 47.2% of National CineMedia, LLC (NCM LLC), the operator of the largest digital in-theatre network in North America, today announced consolidated results for the fiscal third quarter ended September 26, 2013.

Total revenue for the third quarter 2013 decreased 6.0% to $135.1 million from $143.7 million for the comparable quarter last year. Advertising revenue for the third quarter 2013 was $127.6 million, a decrease of 7.5% from $138.0 million for the comparable quarter last year. Fathom Events revenue increased 31.6% to $7.5 million for the third quarter 2013 from $5.7 million for the comparable quarter last year. Adjusted OIBDA decreased 9.9% to $76.7 million for the third quarter 2013 from $85.1 million for the comparable quarter last year. Net income for the third quarter of 2013 was $13.7 million, or $0.24 per diluted share, compared to net income of $16.7 million, or $0.30 per diluted share for the third quarter of 2012. Excluding the charges for derivative related items, swap terminations and write-off of debt issuance costs, net income for the third quarter of 2013 would have been $14.4 million, or $0.25 per diluted share, compared to $16.9 million, or $0.31 per diluted share for the third quarter of 2012.

For the nine months ended September 26, 2013, total revenue increased 2.2% to $340.1 million compared to $332.9 million for the nine months ended September 27, 2012. Advertising revenue for the nine months ended September 26, 2013 was $318.2 million, an increase of 4.1% from $305.6 million for the comparable period last year. Fathom Events revenue decreased 19.8% to $21.9 million for the nine months ended September 26, 2013 from $27.3 million for the comparable period last year. For the nine months ended September 26, 2013, Adjusted OIBDA increased 5.6% to $172.0 million from $162.9 million for the comparable period in 2012. Net income for the nine months ended September 26, 2013 was $22.2 million, or $0.40 per diluted share, compared to net income of $13.9 million, or $0.25 per diluted share for the comparable nine month period of 2012. Excluding the charges for derivative related items, swap terminations and write-off of debt issuance costs, net income for the first nine months of 2013 would have been $24.7 million, or $0.44 per diluted share, compared to $22.8 million, or $0.42 per diluted share for the first nine months of 2012.

The Company announced today that its Board of Directors has authorized the Company’s third quarter cash dividend of $0.22 per share of common stock. The dividend will be paid on November 27, 2013 to stockholders of record on November 13, 2013. The Company plans to pay a regular quarterly dividend for the foreseeable future at the discretion of the Board of Directors dependent on available cash, anticipated cash needs, overall financial condition, future prospects for earnings and cash flows as well as other relevant factors.

“As expected, current quarter revenue was lower than 2012, as higher Q3 2013 local and Fathom revenue could not offset the record national campaign of one of our clients that represented 19% of our Q3 2012 national revenue,” said Kurt Hall, National CineMedia’s Chairman and CEO. Mr. Hall continued, “Despite the lower Q3 national revenue, it was more than offset by our strong first half revenue growth that resulted in record nine month revenue and Adjusted OIBDA for our Company.”

Mr. Hall concluded, “This nine month growth reflected the broadening and diversification of our client base, that while negatively impacting our national CPMs, created a broader base of clients that will use our network for more than product launches. We also benefited from the continued expansion of our network reach that is improving our competitive positioning against other local and national advertising networks.”

Supplemental Information

Integration payments due from Cinemark and AMC associated with Rave Theatres for the quarter and nine months ended September 26, 2013 were $1.0 million and $2.1 million. There were no integration payments during the comparable periods in 2012. The integration payments were recorded as a reduction of an intangible asset.

2013 Outlook

For the fourth quarter of 2013, the Company expects total revenue to be in the range of $115.0 million to $125.0 million, or a decrease of 1% to an increase of 8% compared to the total revenue for the fourth quarter of 2012 of $115.9 million, and Adjusted OIBDA to be in the range of $58.0 million to $68.0 million, or a decrease of 1% to an increase of 17% compared to the Adjusted OIBDA for the fourth quarter of 2012 of $58.3 million. The Company expects to be at the lower end of this revenue and Adjusted OIBDA range for the fourth quarter of 2013.

For the full year 2013, the Company reaffirms its outlook of total revenue in the range of $455.0 million to $465.0 million, or an increase of 1% to 4% compared to total revenue for the full year of 2012 of $448.8 million, and reaffirms its outlook of Adjusted OIBDA in the range of $230.0 million to $240.0 million, or an increase of 4% to 8% compared to Adjusted OIBDA for the full year of 2012 of $221.2 million. The Company expects to be at the lower end of this revenue and Adjusted OIBDA range for the full year 2013.

Conference Call

The Company will host a conference call and audio webcast with investors, analysts and other interested parties Wednesday, October 30, 2013 at 5:00 P.M. Eastern time. The live call can be accessed by dialing 1-877-407-9039 or for international participants 1-201-689-8470. Participants should register at least 15 minutes prior to the commencement of the call. Additionally, a live audio webcast will be available to interested parties at www.ncm.com under the Investor Relations section. Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software.

The replay of the conference call will be available until midnight Eastern Time, November 13, 2013, by dialing 1-877-870-5176 or for international participants 1-858-384-5517, and conference ID 10000638.

About National CineMedia, Inc.

NCM operates NCM Media Networks, a leading integrated media company reaching U.S. consumers in movie theaters, online and through mobile technology. The NCM Cinema Network and NCM Fathom present cinema advertising and events across the nation’s largest digital in-theater network, comprised of theaters owned by AMC Entertainment Inc., Cinemark Holdings, Inc. (NYSE: CNK), Regal Entertainment Group (NYSE: RGC) and other leading regional theater circuits. NCM’s theater advertising network covers 183 Designated Market Areas® (49 of the top 50) and includes approximately 19,700 screens (approximately 18,900 digital). During 2012, over 710 million patrons (on an annualized basis) attended movies shown in theaters in which NCM currently has exclusive cinema advertising agreements in place. The NCM Fathom Events live digital broadcast network (“DBN”) is comprised of approximately 750 locations in 171 Designated Market Areas® (including all of the top 50). The NCM Interactive Network offers 360-degree integrated marketing opportunities in combination with cinema, encompassing 41 entertainment-related websites, online widgets and mobile applications. National CineMedia, Inc. (NASDAQ: NCMI) owns a 47.2% interest in and is the managing member of National CineMedia LLC. For more information, visit www.ncm.com. (NCMI-F)

Forward Looking Statements

This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events, including statements regarding guidance and the dividend policy. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward looking statements. The factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are, among others, 1) the level of expenditures on cinema advertising; 2) increased competition for advertising expenditures; 3) technological changes and innovations; 4) popularity of major motion picture releases and level of theatre attendance; 5) shifts in population and other demographics that affect theatre attendance; 6) our ability to renew or replace expiring advertising and content contracts; 7) our need for additional funding, risks and uncertainties relating to our significant indebtedness; 8) fluctuations in operating costs; 9) changes in interest rates, and 10) changes in accounting principles. In addition, the outlook provided does not include the impact of any future unusual or infrequent transactions; unidentified restructuring charges; sales and acquisitions of operating assets and investments; any future noncash impairments of goodwill, intangible and fixed assets; amounts related to securities litigation; or the related impact of taxes that may occur from time to time due to management decisions and changing business circumstances. The Company is currently unable to forecast precisely the timing and/or magnitude of any such amounts or events. Please refer to the Company’s Securities and Exchange Commission filings for further information about these and other risks.

INVESTOR CONTACT:	MEDIA CONTACT:
David Oddo	Amy Jane Finnerty
800-844-0935	212-931-8177
investors@ncm.com	amy.finnerty@ncm.com

NATIONAL CINEMEDIA, INC.

Condensed Consolidated Statements of Income

Unaudited

($ in millions, except per share data)

	Three Months Ended September 26, 2013	Three Months Ended September 27, 2012	Nine Months Ended September 26, 2013	Nine Months Ended September 27, 2012
REVENUE:
Advertising (including revenue from founding members of $11.5, $10.0, $31.6 and $30.0, respectively)	$127.6	$138.0	$318.2	$305.6
Fathom Events	7.5	5.7	21.9	27.3

Total	135.1	143.7	340.1	332.9

OPERATING EXPENSES:
Advertising operating costs (including $1.1, $1.4, $2.6 and $3.1 to related party affiliates, respectively)	7.9	11.0	21.7	23.7
Fathom Events operating costs (including $1.3, $1.0, $3.3 and $4.2 to founding members, respectively)	5.4	4.5	15.4	20.0
Network costs	5.1	5.1	15.2	15.3
Theatre access fees—founding members	18.7	16.3	52.4	48.3
Selling and marketing costs (including $0.3, $0.4, $1.0 and $0.8 to founding members, respectively)	15.6	15.7	46.7	45.7
Administrative and other costs	7.8	8.0	22.9	24.6
Depreciation and amortization	7.2	5.0	18.8	14.9

Total	67.7	65.6	193.1	192.5

OPERATING INCOME	67.4	78.1	147.0	140.4

NON-OPERATING EXPENSES:
Interest on borrowings	12.8	14.3	38.9	42.7
Interest income	(0.1)	(0.1)	(0.3)	(0.3)
Accretion of interest on the discounted payable to founding members under tax sharing agreement	3.4	4.1	10.2	11.1
Change in derivative fair value	—	(0.7)	—	(2.2)
Amortization of terminated derivatives	2.6	1.3	7.8	2.4
Loss on swap terminations	—	—	—	26.7
Other non-operating expense	—	—	1.2	2.4

Total	18.7	18.9	57.8	82.8

INCOME BEFORE INCOME TAXES	48.7	59.2	89.2	57.6
Income tax expense	6.4	10.2	13.0	8.8

CONSOLIDATED NET INCOME	42.3	49.0	76.2	48.8
Less: Net income attributable to noncontrolling interests	28.6	32.3	54.0	34.9

NET INCOME ATTRIBUTABLE TO NCM, INC.	$13.7	$16.7	$22.2	$13.9

NET INCOME PER NCM, INC.
Basic	$0.24	$0.31	$0.40	$0.26
Diluted	$0.24	$0.30	$0.40	$0.25

NATIONAL CINEMEDIA, INC.

Selected Balance Sheet Data

Unaudited ($ in millions)

	September 26, 2013	December 27, 2012
Cash and cash equivalents	$69.8	$72.4
Short-term marketable securities	57.4	34.2
Receivables, net	108.3	98.5
Property and equipment, net	26.0	25.7
Total Assets	982.5	810.5
Long-term borrowings	884.0	879.0
Total equity/(deficit)	(217.5)	(356.4)
Total Liabilities and Equity	982.5	810.5

NATIONAL CINEMEDIA, INC.

Operating Data

Unaudited

	Quarter and Nine Months Ended September 26, 2013	Quarter and Nine Months Ended September 27, 2012
Total Screens at Period End (1) (6)	19,671	19,328
Founding Member Screens at Period End (2) (6)	16,423	15,238
Total Digital Screens at Period End (3)	18,863	18,431

	Quarter Ended September 26, 2013	Quarter Ended September 27, 2012	Nine Months Ended September 26, 2013	Nine Months Ended September 27, 2012
Total Attendance for Period (4) (in millions)	192.0	175.2	533.7	519.2
Founding Member Attendance for Period (5) (6) (in millions)	165.9	145.1	455.4	434.4
Capital Expenditures (in millions)	$2.0	$2.9	$8.2	$7.8

(1)	Represents the total screens within NCM LLC’s advertising network.
(2)	Represents the sum of founding member screens.
(3)	Represents the total number of screens that are connected to the digital content network.
(4)	Represents the total attendance within NCM LLC’s advertising network.
(5)	Represents the total attendance within NCM LLC’s advertising network in theatres operated by the founding members.
(6)	Excludes screens and attendance associated with certain Cinemark Rave and AMC Rave theatres for all periods presented.

NATIONAL CINEMEDIA, INC.

Operating Data

Unaudited

(In millions, except advertising revenue per attendee and per share data)

	Quarter Ended September 26, 2013	Quarter Ended September 27, 2012	Nine Months Ended September 26, 2013	Nine Months Ended September 27, 2012
Advertising Revenue	$127.6	$138.0	$318.2	$305.6
Total Revenue	135.1	143.7	340.1	332.9
Operating Income	67.4	78.1	147.0	140.4

Total Attendance (1)	192.0	175.2	533.7	519.2
Advertising Revenue / Attendee	$0.665	$0.788	$0.596	$0.589

OIBDA	$74.6	$83.1	$165.8	$155.3
Adjusted OIBDA	76.7	85.1	172.0	162.9
Adjusted OIBDA Margin	56.8%	59.2%	50.6%	48.9%

Earnings Per Share – Basic	$0.24	$0.31	$0.40	$0.26
Earnings Per Share – Diluted	$0.24	$0.30	$0.40	$0.25

(1)	Represents the total attendance within NCM LLC’s advertising network. Excludes attendance associated with certain Cinemark Rave and AMC Rave theatres for all periods presented.

(See attached tables for the non-GAAP reconciliation)

NATIONAL CINEMEDIA, INC.

Non-GAAP Reconciliations

Unaudited

OIBDA, Adjusted OIBDA and Adjusted OIBDA Margin

Operating Income Before Depreciation and Amortization (“OIBDA”), Adjusted OIBDA and Adjusted OIBDA margin are not financial measures calculated in accordance with generally accepted accounting principles (GAAP) in the United States. OIBDA represents consolidated net income (loss) plus income tax expense, interest and other costs and depreciation and amortization expense. Adjusted OIBDA excludes from OIBDA non-cash share based payment costs. Adjusted OIBDA margin is calculated by dividing Adjusted OIBDA by total revenue. These non-GAAP financial measures are used by management to evaluate operating performance, to forecast future results and as a basis for compensation. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that may have different depreciation and amortization policies and non-cash share based compensation programs, or different interest rates or debt levels or income tax rates. A limitation of these measures, however, is that they exclude depreciation and amortization, which represent a proxy for the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. In addition, Adjusted OIBDA has the limitation of not reflecting the effect of the Company’s share based payment costs. OIBDA or Adjusted OIBDA should not be regarded as an alternative to operating income, net income or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that consolidated net income is the most directly comparable GAAP financial measure to OIBDA. Because not all companies use identical calculations, these non-GAAP presentations may not be comparable to other similarly titled measures of other companies, or calculations in the Company’s debt agreement.

The following table reconciles consolidated net income to OIBDA and Adjusted OIBDA for the periods presented (dollars in millions):

	Quarter Ended September 26, 2013	Quarter Ended September 27, 2012	Nine Months Ended September 26, 2013	Nine Months Ended September 27, 2012
Consolidated net income	$42.3	$49.0	$76.2	$48.8
Income tax expense	6.4	10.2	13.0	8.8
Interest and other non-operating costs	18.7	18.9	57.8	82.8
Depreciation and amortization	7.2	5.0	18.8	14.9

OIBDA	74.6	83.1	165.8	155.3
Share-based compensation costs (1)	2.1	2.0	6.2	7.6

Adjusted OIBDA	$76.7	$85.1	$172.0	$162.9

Total revenue	$135.1	$143.7	$340.1	$332.9

Adjusted OIBDA margin	56.8%	59.2%	50.6%	48.9%

Adjusted OIBDA	$76.7	$85.1	$172.0	$162.9

Rave Theatres Payments	$1.0	$—	$2.1	$—

Adjusted OIBDA after Rave Theatres Payments	$77.7	$85.1	$174.1	$162.9

(1)	Share-based payment costs are included in network operations, selling and marketing and administrative expense in the accompanying financial statements.

Outlook (in millions)

	Quarter Ending December 26, 2013		Year Ending December 26, 2013
	Low	High	Low	High
Consolidated net income	$25.7	$32.8	$100.6	$107.7
Income tax expense	4.8	6.3	19.1	20.6
Interest and other	18.5	19.0	76.3	76.8
Depreciation and amortization	7.0	7.5	25.8	26.3

OIBDA	56.0	65.6	221.8	231.4
Share-based compensation costs (1)	2.0	2.4	8.2	8.6

Adjusted OIBDA	$58.0	$68.0	$230.0	$240.0

Total Revenue	$115.0	$125.0	$455.0	$465.0

(1)	Share-based compensation costs are included in network operations, selling and marketing and administrative expense in the accompanying financial statements.

Net Income and Earnings Per Share Excluding Derivative Related Items, Swap Terminations and Debt Issuance Costs

Net income excluding derivative related items, swap terminations and debt issuance costs and earnings per share excluding derivative related items, swap terminations and debt issuance costs are not financial measures calculated in accordance with generally accepted accounting principles (GAAP) in the United States. Net income excluding derivative related items, swap terminations and debt issuance costs and earnings per share excluding derivative related items, swap terminations and debt issuance costs are calculated using reported net income and earnings per share and adding back the charge related to the change in derivative fair value, amortization of terminated derivatives, loss on swap terminations and other non-operating expense. These non-GAAP financial measures are used by management as an additional tool to evaluate operating performance. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on

GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to a method used by the Company’s management and helps improve their ability to understand the Company’s operating performance. Net income excluding derivative related items, swap terminations and debt issuance costs should not be regarded as an alternative to net income and earnings per share excluding derivative related items, swap terminations and debt issuance costs should not be regarded as an alternative to earnings per share or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that net income and earnings per share are the most directly comparable GAAP financial measures. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income and earnings per share as reported to net income excluding derivative related items, swap terminations and debt issuance costs and income per share excluding derivative related items, swap terminations and debt issuance costs for the periods presented (dollars in millions):

	Three Months Ended September 26, 2013	Three Months Ended September 27, 2012	Nine Months Ended September 26, 2013	Nine Months Ended September 27, 2012
Net income as reported	$13.7	$16.7	$22.2	$13.9

Change in derivative fair value	—	(0.7)	—	(2.2)
Amortization of terminated derivatives	2.6	1.3	7.8	2.4
Loss on swap terminations	—	—	—	26.7
Write-off of debt issuance costs	—	—	1.2	2.5

Effect of noncontrolling interest (54.8%, 51.4%, 54.3% and 51.4%, respectively)	(1.4)	(0.3)	(4.9)	(15.1)
Effect of provision for income taxes (38% effective rate)	(0.5)	(0.1)	(1.6)	(5.4)

Net effect of adjusting items	0.7	0.2	2.5	8.9

Net income excluding adjusting items	$14.4	$16.9	$24.7	$22.8

Weighted Average Shares Outstanding as reported
Basic	56,027,288	54,451,200	55,233,875	54,344,944
Diluted	56,875,241	55,179,666	55,864,471	55,005,678

Weighted Average Shares Outstanding as adjusted
Basic	56,027,288	54,451,200	55,233,875	54,344,944
Diluted	56,875,241	55,179,666	55,864,471	55,005,678

Basic earnings per share as reported	$0.24	$0.31	$0.40	$0.26
Net effect of adjusting items	0.02	0.00	0.05	0.16

Basic earnings per share excluding adjusting items	$0.26	$0.31	$0.45	$0.42

Diluted earnings per share as reported	$0.24	$0.30	$0.40	$0.25
Net effect of adjusting items	0.01	0.01	0.04	0.17

Diluted earnings per share excluding adjusting items	$0.25	$0.31	$0.44	$0.42